Exhibit 99.1

For Immediate Release

Leesport Financial Corp.

Leesport Bank

Essick & Barr LLC
     •                 Essick & Barr Insurance
     •                 The Boothby Group
     •                 CrosStates Insurance

Leesport Wealth Management LLC

Leesport Realty Solutions, Inc.

Leesport Mortgage LLC

For additional
information, contact:

Stephen A. Murray
Chief Financial Officer
610.288.2791 x221
smurray@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

July 20, 2004

Leesport Financial Corp. Earnings

Wyomissing, PA: Leesport Financial Corp. (NASDAQ: FLPB) reported net income for the quarter ended June 30, 2004 of $1,252,000, a 6.2% increase over the $1,179,000 for the same period in 2003.  Net income for the six months ended June 30, 2004 was $2,480,000 as compared to $2,312,000 for the same period in 2003, a 7.3% increase.

Net Interest Income

For the quarter ended June 30, 2004, net interest income increased 8.8% to $4,539,000 compared to $4,173,000 for the same period in 2003.  The increase in net interest income for the quarter resulted from a 13.1% decrease in total interest expense to $2,876,000 from $3,308,000 offset by a 0.9% decrease in total interest income for the quarter to $7,415,000 from $7,481,000.  For the six months ended June 30, 2004, net interest income increased 10.7% to $8,986,000 compared to $8,114,000 for the same period in 2003.  The increase in net interest income for the six months resulted from an 11.4% decrease in total interest expense to $5,754,000 from $6,495,000 and a 0.9% increase in total interest income for the six months to $14,740,000 from $14,609,000.

The decrease in total interest income for the quarter ended June 30, 2004 and the increase in total interest income for the six months ended June 30, 2004 resulted from an increase in earning assets of $21,026,000 over the same period in 2003, which was net of the $55,400,000 of loans and investment securities included in the sale of three financial centers in September 2003.  The increase in earning assets was offset by the negative effect of principal payments being reinvested into lower yielding assets.  Higher levels of premium amortization in the investment portfolio during the quarter ended June 30, 2004 also contributed to the decrease in total interest income.

The decrease in total interest expense for the three and six month periods ended June 30, 2004 resulted from a decrease in long term interest expense of $640,000 and $1,205,000, respectively, which was offset by an increase in short term interest expense of $233,000 and $492,000, respectively, and a decrease in deposit interest expense of $34,000 and $28,000, respectively.  This reduction in total interest expense resulted from a continuation of low interest rates coupled with our refinancing of $40,900,000 of Federal Home Loan Bank (FHLB) advances in September 2003 and offset by an increase in deposits over the same periods in 2003.

For the quarter ended June 30, 2004, the net interest margin on a fully taxable equivalent basis was 3.36% as compared to 3.21% for the same period in 2003.  For the six months ended June 30, 2004, the net interest margin on a fully taxable equivalent basis was 3.35% as compared to 3.27% for the same period in 2003.  The net interest margin for the three and six month periods improved as compared to the same periods in 2003 due to an increase in the investment portfolio yield, increased non-interest bearing deposits, maturities of higher priced certificates of deposit and lower long-term borrowing costs.

Net interest income after the provision for loan losses for the quarter ended June 30, 2004 was $4,239,000 as compared to $3,798,000 for the same period in 2003, an increase of 11.6%.  Net interest income after the provision for loan losses for the six months ended June 30, 2004 was $8,326,000 as compared to $7,444,000 for the same period in 2003, an increase of 11.8%.  The provision for loan losses for the quarter ended June 30, 2004 was $300,000 compared to $375,000 for the same period in 2003.  The provision for loan losses for the six months ended June 30, 2004 was $660,000 compared to $670,000 for the same period in 2003.  The decreases were primarily the result of improved credit quality in the commercial loan portfolio as the economy strengthens and a reduction in non-performing loans.  As of June 30, 2004, our allowance for loan losses was $4,801,000 compared to $4,356,000 as of December 31, 2003, an increase of 10.2%.

Non-Interest Income

Net securities gains were $46,000 for the quarter ended June 30, 2004 compared to $85,000 for the same period in 2003.  Net securities gains were $200,000 for the six months ended June 30, 2004 compared to $195,000 for the same period in 2003.  The gains are primarily from the planned sales of equity portfolio holdings.

Commissions and fees from insurance sales for the quarter ended June 30, 2004 increased 8.1% to $2,530,000 as compared to $2,341,000 for the same period in 2003.  For the six months ended June 30, 2004 commissions and fees from insurance sales increased 16.5% to $5,231,000 as compared to $4,489,000 for the same period of 2003.  The increases were mainly attributed to the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc.

Income from our mortgage banking activities was $255,000 for the quarter ended June 30, 2004 compared to $840,000 during the same period in 2003, a decrease of 69.6%.  For the six months ended June 30, 2004 income from mortgage banking activity declined to $484,000 from $1,460,000, or 66.8%, for the same period in 2003.  This decrease is the result of higher interest rates and the resulting slowdown in the refinance market that started in the fourth quarter of 2003.

Non-Interest Expense

Total non-interest expense for the quarter ended June 30, 2004 increased 4.1% to $6,614,000 compared to $6,356,000 for the same period in 2003.  Total non-interest expense for the six months ended June 30, 2004 increased 9.0% to $13,229,000 compared to $12,136,000 for the same period in 2003.  Increases in salaries and benefits, furniture and equipment, and occupancy expense are primarily due to the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc., the opening of two new financial centers during the second quarter of 2003 and a new operations center in 2003.  These are net of costs associated with the sale of the three financial centers in September 2003.

Salaries and benefits were $3,686,000 for the quarter ended June 30, 2004, an increase of 9.7% compared to $3,359,000 for the same period in 2003.  Salaries and benefits were $7,540,000 for the six months ended June 30, 2004, an increase of 13.1% compared to $6,669,000 for the same period in 2003 with increases mainly attributed to the items mentioned previously.  The salaries and benefits expense also includes total commissions paid of $239,000 for the quarter ended June 30, 2004 compared to $321,000 for the same period in 2003 and $500,000 for the six months ended June 30, 2004 compared to $546,000 for the same period in 2003, a majority of the decrease reflects the reduced amounts paid to mortgage originators due to the slowdown in the refinance market.  Occupancy expense increased to $508,000 for the quarter ended June 30, 2004 compared to $493,000 for the same period in 2003 and $1,045,000 for the six months ended June 30, 2004 compared to

$976,000 for the same period in 2003.  Furniture and equipment expense increased to $439,000 for the quarter ended June 31, 2004 compared to $342,000 for the same period in 2003 and $885,000 for the six month ended June 30, 2004 compared to $643,000 for the same period in 2003.  This was a result of the additional depreciation and software maintenance expense related to the new facilities mentioned previously.

Other operating expense decreased to $1,981,000 for the quarter ended June 30, 2004 compared to $2,162,000 for the same period in 2003 and $3,759,000 for the six months ended June 30, 2004 compared to $3,848,000 for the same period in 2003.   Outside processing expense decreased to $500,000 for the quarter ended June 30, 2004 compared to $737,000 for the same period in 2003 and $1,021,000 for the six months ended June 30, 2004 compared to $1,120,000 for the same period in 2003.  This decrease is a result of conversion expenses in the second quarter of 2003 associated with the change to Metavante Corporation as our core bank system provider that enables our financial centers to provide a better platform for delivering improved customer service.

Income taxes declined to $162,000 for the quarter ended June 30, 2004 compared to $467,000 for the same period in 2003 and $452,000 for the six months ended June 30, 2004 compared to $902,000 for the same period in 2003.  These declines are a result of a federal tax benefit of $150,000 and $297,000 from our $5,000,000 investment in an affordable housing, corporate tax credit limited partnership in December 2003 and offsets the $84,000 and $166,000 loss on the investment in the partnership which is included in other income.

Earnings per Share

Diluted earnings per share were $0.36 on average shares outstanding of 3,476,242 for the quarter ended June 30, 2004, a 5.9% increase, compared to $0.34 per share on average shares outstanding of 3,418,033 reported for the same period in 2003 and $0.71 on average share outstanding of 3,471,681 for the six months ended June 30, 2004, a 6.0% increase, compared to $0.67 on average shares outstanding of 3,428,702 reported for the same period in 2003.

Assets, Liabilities and Equity

Total assets as of June 30, 2004 were $642,963,000, an annualized increase of 6.7% compared to December 31, 2003.  Total loans as of June 30, 2004 increased to $392,632,000, and total deposits increased to $433,738,000, annualized increases of 19.7% and 12.3%, respectively, compared to December 31, 2003.  Total borrowings as of June 30, 2004 decreased to $144,227,000, a decrease of 5.8% compared to December 31, 2003.  Commercial and consumer loan balances had annualized increases of 22.5% and 17.5%, respectively, new volume and new proposal activity has remained strong through the period.  Shareholders’ equity decreased as of June 30, 2004 to $52,089,000 from $53,377,000 at December 31, 2003, an annualized decrease of 4.8%.  Included in this is the change to unrealized losses on available for sale securities, net of taxes, as of June 30, 2004 of $3,009,000 from the unrealized gain on available for sale securities, net taxes, of $273,000 at December 31, 2003, which is a result of the increase in the treasury yield curve during the period.

Raymond H. Melcher, Jr. Chairman, President, and Chief Executive Officer said, “2004 has been a productive year for Leesport Financial Corp.  Our retail and commercial banking business has been very strong, however, for the first time in the last six years we’ve seen a softening in the commercial property and casualty insurance business which has affected the revenue growth of that segment of our company.  Our insurance group is well positioned to take advantage of this soft market and we are working on solutions to grow those revenues going forward.  As announced on April 16th, we are very excited about the acquisition of Madison Bancshares Group, Ltd.  We believe their eight financial centers in the suburban Philadelphia area is a natural extension of our current market and complements our existing commercial and retail insurance offices in that area.  We believe the acquisition of their $200 million of assets will enhance our delivery system, cross-selling capabilities, expand our one-stop shop approach to servicing our customers and improve overall franchise value.”

Leesport Financial Corp. is a $643 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data and percentages)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003

Interest income	$7,415	$7,481	$14,740	$14,609
Interest expense	2,876	3,308	5,754	6,495
Net interest income	4,539	4,173	8,986	8,114
Provision for loan losses	300	375	660	670
Net interest income after provision for loan losses	4,239	3,798	8,326	7,444

Securities gains, net	46	85	200	195
Commissions and fees from insurance sales	2,530	2,341	5,231	4,489
Mortgage banking activities, net	255	840	484	1,460
Broker and investment advisory commisions and fees	120	211	249	370
Service charges on Deposits	431	376	848	732
Other income	407	351	823	660
Total non-interest income	3,789	4,204	7,835	7,906

Salaries and employee benefits	3,686	3,359	7,540	6,669
Occupancy expense	508	493	1,045	976
Furniture and equipment expense	439	342	885	643
Other operating expense	1,981	2,162	3,759	3,848
Total non-interest expense	6,614	6,356	13,229	12,136
Income before income taxes	1,414	1,646	2,932	3,214
Income taxes	162	467	452	902
Net income	$1,252	$1,179	$2,480	$2,312

Per Share Data:
Basic average shares outstanding	3,415,543	3,388,656	3,408,191	3,399,325
Diluted average shares outstanding	3,476,242	3,418,033	3,471,681	3,428,702
Basic earnings per share	$0.37	$0.35	$0.73	$0.68
Diluted earnings per share	$0.36	$0.34	$0.71	$0.67
Cash dividends per share	$0.17	$0.16	0.34	$0.32

Profitability Ratios:
Return on average assets	0.81%	0.81%	0.80%	0.81%
Return on average shareholders' equity	9.28%	8.89%	9.16%	8.73%
Net interest margin (fully taxable equivalent)	3.36%	3.21%	3.35%	3.27%

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data and percentages)

	Asset Quality Data
	June 30,	December 31,
	2004	2003
Non-accrual loans	$805	$821
Loans past due 90 days or more	148	62
Renegotiated troubled debt	338	631
Total non-performing loans	1,291	1,514
Other real estate owned	37	309
Total non-performing assets	$1,328	$1,823

Loans outstanding at end of period	$392,632	$357,482
Allowance for loan losses	4,801	4,356

Net charge-offs to average loans (annualized)	0.12%	0.23%

Allowance for loan losses as percent of total loans	1.22%	1.22%

Allowance for loan losses as percent of total non-performing loans	371.88%	287.71%

	Ending Balances
	June 30,	December 31,
	2004	2003
Assets
Fed funds sold	$—	$1,100
Investment securities and interest bearing cash	178,701	200,661
Mortgage loans held for sale	1,921	1,280
Loans:
Commercial loans	262,727	236,132
Consumer loans	91,288	83,933
Mortgage loans	37,817	37,352
Other	800	65
Total loans	392,632	357,482
Earning assets	573,254	560,523
Total assets	642,963	622,252

Deposits:
Non-interest bearing deposits	69,930	67,711
NOW, Money market & Savings	192,960	173,230
Time deposits	170,848	167,641
Total deposits	433,738	408,582

Fed Funds Purchased	51,360	62,090
Securities sold under agreements to repurchase	46,867	41,588

Long-term debt	31,000	34,500
Mandatory redeemable capital securities	—	15,000
Junior subordinated debt	15,000	—
Shareholders' equity	$52,089	$53,377

Actual shares outstanding	3,413,094	3,383,823
Book value per share	$15.26	$15.77